The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated July 24, 2008
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 719 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated August , 2008
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Bear Market PLUS due September 20, 2009
Based Inversely on the Performance of a Basket of Capital Goods Sector Stocks
Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and provide only a minimum return of 20% of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of Bear Market PLUS that you hold an amount in cash based inversely upon the performance, as determined at maturity, of an equally-weighted basket of the common stocks of forty-two companies in the capital goods sector. For a full list of the basket stocks, please see “Summary of Pricing Supplement—Basket stocks” on pages 5 and 6.  We refer to the common stock of each basket issuer as a basket stock and collectively as the basket stocks.
•	The stated principal amount and issue price of each Bear Market PLUS is $10.
•	We will not pay interest on the Bear Market PLUS.
•	At maturity, you will receive an amount per Bear Market PLUS based inversely on the performance of the basket.
º
If the final basket value is less than the initial basket value, you will receive for each $10 stated principal amount of Bear Market PLUS that you hold a payment at maturity equal to $10 plus the enhanced downside payment.  The enhanced downside payment will equal $10 times the basket percentage decrease times 300%, which we refer to as the leverage factor, subject to the maximum payment at maturity.

>	The basket percentage decrease will be equal to (i) the initial basket value minus the final basket value divided by (ii) the initial basket value.
>
The maximum payment at maturity will be $12.40 to $12.60 (124% to 126% of the stated principal amount) and will be determined on the day we price the Bear Market PLUS for initial sale to the public, which we refer to as the pricing date.

º
If the final basket value is greater than or equal to the initial basket value you will receive for each $10 stated principal amount of Bear Market PLUS that you hold a payment at maturity equal to $10 minus the upside reduction amount, subject to the minimum payment at maturity of $2 per Bear Market PLUS.  The upside reduction amount will equal $10 times the basket percent increase.

>	The basket percent increase will be equal to (i) the final basket value minus the initial basket value divided by (ii) the initial basket value.
•
At the initial offering of the Bear Market PLUS, the basket is equally weighted and the initial basket value is 100.  The fractional amount of each basket stock included in the basket is set at a multiplier, as set forth in this pricing supplement, based on the initial weighting and the price of each basket stock on the pricing date.  The multiplier for each basket stock will remain constant for the term of the Bear Market PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.

•	The final basket value will equal the basket value on September 17, 2009, which we refer to as the basket valuation date.
•	The basket value on any date equals the sum of the products of (i) the closing price for each basket stock and (ii) the multiplier for each basket stock.
•	Investing in the Bear Market PLUS is not equivalent to making a short investment in the basket or its component stocks.
•	The issuers of the basket stocks are not involved in this offering of Bear Market PLUS in any way and will have no obligation of any kind with respect to the Bear Market PLUS.
•	The Bear Market PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Bear Market PLUS is 617480652.
You should read the more detailed description of the Bear Market PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Bear Market PLUS.”
The Bear Market PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER BEAR MARKET PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.15	$9.85
Total	$	$	$
(1) The Bear Market PLUS will be issued at $10 per Bear Market PLUS and the agent’s commissions will be $0.15 per Bear Market PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Bear Market PLUS will be $9.975 per Bear Market PLUS and $0.125 per Bear Market PLUS, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Bear Market PLUS will be $9.9625 per Bear Market PLUS and $0.1125 per Bear Market PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of Bear Market PLUS will be $9.95 per Bear Market PLUS and $0.10 per Bear Market PLUS, respectively.
(2) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

MORGAN STANLEY
August        , 2008

For a description of certain restrictions on offers, sales and deliveries of the Bear Market PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Bear Market PLUS, see the section of this pricing supplement called “Description of Bear Market PLUS—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bear Market PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Bear Market PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Bear Market PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Bear Market PLUS to the public in Hong Kong as the Bear Market PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Bear Market PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the Bear Market PLUS nor make the Bear Market PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Bear Market PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Bear Market PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Bear Market PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Bear Market PLUS at maturity is based inversely on the performance, as determined on the basket valuation date, of the basket stocks.

Each Bear Market PLUS costs $10
We, Morgan Stanley, are offering Bear Market PLUS due September 20, 2009, Based Inversely on the Performance of a Basket of Capital Goods Sector Stocks, which we refer to as the Bear Market PLUS.  The stated principal amount and issue price of each Bear Market PLUS is $10.

We refer to the forty-two common stocks comprising the basket as the basket stocks.  The basket stocks, their Bloomberg ticker symbols and the securities exchange on which they are listed are set forth below under “Basket stocks.”

The original issue price of the Bear Market PLUS includes the agent’s commissions paid with respect to the Bear Market PLUS and the costs of hedging our obligations under the Bear Market PLUS.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Bear Market PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Bear Market PLUS.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Bear Market PLUS—Use of Proceeds and Hedging.”

The Bear Market PLUS provide only a minimum return of 20% of principal at maturity and do not pay interest
Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and provide only a minimum return of 20% of principal at maturity.  If the final basket value is greater than the initial basket value, we will pay to you an amount in cash per Bear Market PLUS that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the basket from the initial basket value, subject to the minimum payment at maturity of $2 per Bear Market PLUS or 20% of the stated principal amount of the Bear Market PLUS.  The basket percent increase is (i) the final basket value minus the initial basket value divided by (ii) the initial basket value. The final basket value will be based on the values of the basket stocks on September 17, 2009, which we refer to as the basket valuation date.  The scheduled basket valuation date may be postponed in the event of a market disruption event as described in “Description of Bear Market PLUS—Basket Valuation Date.”

The initial basket value equals 100
At the initial offering of the Bear Market PLUS, the basket will comprise 42 common stocks and is equally weighted, and the initial basket value is 100.  The fractional amount of each basket stock included in the basket is set at a multiplier calculated so that each basket stock represents one-forty-second of the initial basket value, based on the prices of the basket stocks on the day we price the Bear Market PLUS for initial sale to the public.  The multiplier for any basket stock will remain constant for the term of the Bear Market PLUS, unless adjusted for certain corporate events relating to the issuer of that basket stock.  See “Basket stocks” below.

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $10 stated principal amount of Bear Market PLUS that you hold an amount in cash based upon the performance of the basket, as measured by the basket percentage decrease or the basket percent increase, as applicable.  The payment at maturity will be determined on the basket valuation date as follows:

• If the final basket value is less than the initial basket value, you will receive for each $10 stated principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

$10 + the enhanced downside payment,

subject to the maximum payment at maturity of $12.40 to $12.60 (with the actual maximum payment at maturity to be determined on the pricing date),

where,

enhanced downside payment = ($10 x basket percentage decrease x leverage factor)

and

basket percentage decrease = (x) the initial basket value minus the final basket value divided by (y) the initial basket value, and which may be expressed by the following formula:

initial basket value − final basket value
initial basket value

and

leverage factor = 300%.

•      If the final basket value is greater than or equal to the initial basket value, you will receive for each $10 stated principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

$10 − the upside reduction amount

where,

upside reduction amount = $10 x basket percent increase

The basket percent increase = (x) the final basket value minus the initial basket value divided by (y) the initial basket value, and which may be expressed by the following formula:

final basket value − initial basket value
initial basket value

subject to a minimum payment at maturity of $2 per Bear Market PLUS (or 20% of the stated principal amount of the Bear Market PLUS).

Where the final basket value is greater than the initial basket value, the payment at maturity per Bear Market PLUS will be less than the $10 stated principal amount, provided that in no event will the payment at maturity be less than $2 per Bear Market PLUS.

At the initial offering of the Bear Market PLUS, the basket is equally weighted and the initial basket value is 100.  The fractional amount of each basket stock included in the basket is set at a multiplier, based on the initial weighting and the price of each basket stock on the day we price the Bear Market PLUS for initial sale to the public. See “Basket stocks” below.

The final basket value will equal the basket value on the basket valuation date.

The basket value on any date equals the sum of the products of (i) the closing price for each basket stock and (ii) the multiplier for each basket stock.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Bear Market PLUS at Maturity,” which illustrates the performance of the Bear Market PLUS at maturity assuming a range of hypothetical percentage changes in the value of the basket.  The graph does not show every situation that may occur.

You can review the historical prices of each basket stock in Annex A and a graph of historical basket values based on illustrative multipliers determined as of January 1, 2003 in the section of this pricing supplement called “Description of Bear Market PLUS—Historical Graph.”  You cannot predict the future performance of the basket stocks or of the basket as a whole, or whether decreases in the value of any of the basket stocks will be offset by increases in the value of other basket stocks, based on their historical performance.

The final basket value will be based on the values of the basket stocks on the basket valuation date.  The scheduled basket valuation date is September 17, 2009.  If, however, the scheduled basket valuation date is not a  trading day, the basket valuation date will be postponed to the next trading day.  In addition, if a market disruption event occurs on the basket valuation date with respect to any basket stock, the basket valuation date will be postponed, only with respect to the affected basket stock, to the next trading day on which no market disruption event occurs with respect to that basket stock.  If, due to a market disruption event with respect to a basket stock or otherwise, the basket valuation date for any basket stock occurs on or after September 17, 2009, the maturity date will be postponed until the second scheduled trading day following the final basket valuation date for any basket stock.  See the section of this pricing supplement called “Description of Bear Market PLUS—Maturity Date.”

Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the basket or any of its component stocks.

Basket stocks
The basket is composed of the common stocks of the forty-two companies listed in the table below.  The basket stocks represent forty-two of the largest companies included in the Russell 1000 Index that are in the Capital Goods GICS Industry Group, excluding Aerospace and Defense.  The following table sets forth the ticker symbol for each basket stock, the exchange on which each basket stock is listed, the percentage of the initial basket value represented by the shares of each basket stock contained in the basket, the multiplier for each basket stock and the initial price of each basket stock used to calculate its multiplier:

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock
3M Company	MMM	NYSE	2.381%		$
AGCO Corporation	AG	NYSE	2.381%		$
Aircastle Limited	AYR	NYSE	2.381%		$
Caterpillar Inc.	CAT	NYSE	2.381%		$
Cooper Industries, Ltd.	CBE	NYSE	2.381%		$
Cummins Inc.	CMI	NYSE	2.381%		$
Danaher Corporation	DHR	NYSE	2.381%		$
Deere & Company	DE	NYSE	2.381%		$
Dover Corporation	DOV	NYSE	2.381%		$
Eaton Corporation	ETN	NYSE	2.381%		$
Emerson Electric Co.	EMR	NYSE	2.381%		$
Fastenal Company	FAST	NASDAQ	2.381%		$
Flowserve Corporation	FLS	NYSE	2.381%		$
Fluor Corporation	FLR	NYSE	2.381%		$
Foster Wheeler Ltd.	FWLT	NASDAQ	2.381%		$
Gardner Denver, Inc.	GDI	NYSE	2.381%		$
GATX Corporation	GMT	NYSE	2.381%		$
General Cable Corporation	BGC	NYSE	2.381%		$
General Electric Company	GE	NYSE	2.381%		$
Ingersoll-Rand Company Limited	IR	NYSE	2.381%		$
ITT Corporation	ITT	NYSE	2.381%		$
Jacobs Engineering Group Inc.	JEC	NYSE	2.381%		$
Joy Global Inc.	JOYG	NASDAQ	2.381%		$
KBR, Inc.	KBR	NYSE	2.381%		$
Masco Corporation	MAS	NYSE	2.381%		$
McDermott International, Inc.	MDR	NYSE	2.381%		$
Oshkosh Truck Corporation	OSK	NYSE	2.381%		$
Owens Corning	OC	NYSE	2.381%		$
PACCAR Inc	PCAR	NASDAQ	2.381%		$
Parker Hannifin Corporation	PH	NYSE	2.381%		$
Quanta Services, Inc.	PWR	NYSE	2.381%		$
Rockwell Automation, Inc.	ROK	NYSE	2.381%		$
The Shaw Group Inc.	SGR	NYSE	2.381%		$
SPX Corporation	SPW	NYSE	2.381%		$
Terex Corporation	TEX	NYSE	2.381%		$
Textron Inc.	TXT	NYSE	2.381%		$
Trinity Industries, Inc.	TRN	NYSE	2.381%		$
Tyco International Ltd.	TYC	NYSE	2.381%		$
United Rentals, Inc.	URI	NYSE	2.381%		$
URS Corporation	URS	NYSE	2.381%		$
WESCO International, Inc.	WCC	NYSE	2.381%		$
W.W. Grainger, Inc.	GWW	NYSE	2.381%		$

The multiplier for each basket stock will be a fraction of a share calculated so that each basket stock represents approximately 2.381%, or one-forty-second, of the initial basket value of 100 based on the prices of the basket stocks on the pricing date.

The multiplier for each basket stock will remain constant for the term of the Bear Market PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.  See the section of this pricing supplement called “Description of Bear Market PLUS—Adjustments to the Multipliers.”

The Bear Market PLUS may come to be based on the value of the common stock of companies other than the issuers of the basket stocks
Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated equally across the other, unaffected basket stocks.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Bear Market PLUS—Adjustments to the Multipliers.”  You should read this section in order to understand these and other adjustments that may be made to your Bear Market PLUS.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial price of each basket stock, the initial basket value, the multipliers, the final basket value, the basket percentage decrease, the basket percent increase, the payment to you at maturity and determine what, if any, adjustments should be made to the multipliers to reflect certain corporate and other events affecting the basket stocks and whether a market disruption event has occurred.

Where you can find more information on the Bear Market PLUS
The Bear Market PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the Bear Market PLUS, you should read the “Description of Bear Market PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in Bear Market PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Bear Market PLUS—United States Federal Income Taxation.”  You should consult your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Bear Market PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BEAR MARKET PLUS AT MATURITY

For each Bear Market PLUS, the following graph illustrates the payout on the Bear Market PLUS at maturity per $1,000 stated principal amount for a range of hypothetical percentage changes in the value of the basket.  The PLUS Zone illustrates the leveraging effect of the 300% leverage factor, taking into account the maximum payment at maturity.  The graph is based on the following terms:

• Stated Principal Amount per Bear Market PLUS:	$10

• Hypothetical maximum payment at maturity	$12.50

• Leverage factor:	300%

• Minimum payment at maturity:	$2 per Bear Market PLUS

Where the final basket value is less than the initial basket value, the payouts on the Bear Market PLUS at maturity reflected in the graph below are equal to $10 plus the enhanced downside payment, subject to the hypothetical maximum payment at maturity.  Where the final basket value is greater than or equal to the initial basket value, the payouts on the Bear Market PLUS at maturity reflected in the graph below are equal to $10 minus the upside reduction amount and are consequently amounts less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the final basket value from the initial basket value.  As reflected in the graph below, the payout at maturity on the Bear Market PLUS will in no event be less than $2 per Bear Market PLUS.  The graph does not show every situation that may occur.

In the hypothetical example below, you will realize the maximum payment at maturity at a final basket value of approximately 108.333% of the initial basket value.  Therefore, any depreciation in the basket below 125% of the initial basket value will not increase your payment at maturity on the Bear Market PLUS.

RISK FACTORS

The Bear Market PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Bear Market PLUS do not pay interest and provide only a minimum return of 20% of principal at maturity.   This section describes the most significant risks relating to the Bear Market PLUS.  You should carefully consider whether the Bear Market PLUS are suited to your particular circumstances before you decide to purchase them.

The Bear Market PLUS do not pay interest and provide only a minimum return of 20% of principal at maturity
The terms of the Bear Market PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Bear Market PLUS and provide a minimum payment at maturity of only 20% of the stated principal amount of the Bear Market PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Bear Market PLUS that you hold an amount in cash based upon the final basket value.  If the final basket value is greater than the initial basket value, we will pay to you an amount in cash per Bear Market PLUS that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the basket from the initial basket value, subject to the minimum payment at maturity of $2 per Bear Market PLUS, or 20% of the stated principal amount of each Bear Market PLUS.  See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS–8.

Your return on the Bear Market PLUS is limited by the maximum payment at maturity
The return investors realize on the Bear Market PLUS is limited by the maximum payment at maturity.  The maximum payment at maturity of each Bear Market PLUS is $12.40 to $12.60 per Bear Market PLUS (to be determined on the pricing date), or 124% to 126% of the stated principal amount.  Although the leverage factor provides 300% exposure to any moderate decrease in the final basket value from the initial basket value, because the payment at maturity will be limited to 124% to 126% of the stated principal amount, the percentage exposure provided by the leverage factor is progressively reduced as the final index value falls below approximately 92% to 91.333% of the initial index value.  See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS-8.

Market price of the Bear Market PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including:

•      the market price and relative performance of each of the basket stocks at any time and, in particular, on the basket valuation date;

• the volatility (frequency and magnitude of changes in price) of each of the basket stocks;

• interest and yield rates in the market;

• the dividend rate on each of the basket stocks, if any;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks, the financial services industry or stock markets generally and which may affect the final basket value;

• the time remaining until the Bear Market PLUS mature;

• the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its multiplier or to the basket; and

• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Bear Market PLUS prior to maturity.  For example, you may have to sell your Bear Market PLUS at a substantial discount from the issue price if the final basket value is at or above the initial basket value.  You cannot predict the future performance of any of the basket stocks based on their historical performance.  The basket may increase in value so that you will receive at maturity an amount that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the basket from its initial basket value.  In addition, there can be no assurance that the basket will decrease in value so that you will receive at maturity an amount in excess of the stated principal amount of the Bear Market PLUS.

The basket stocks are concentrated in the capital goods sector
All of the basket stocks are included in the Global Industry Classification System (the “GICS”) under the GICS Code for Capital Goods, and are included in the following industry classifications: building products, construction and engineering, electrical equipment, industrial conglomerates, machinery and trading companies and distributors.  Because the value of the Bear Market PLUS is linked to the performance of the basket, an investment in the Bear Market PLUS will be concentrated in the capital goods sector, excluding Aerospace and Defense.

Companies classified under the capital goods code generally industrial companies involved in the manufacture and distribution of capital goods.  The performance of such companies is typically dependant upon capital expenditures and investments made by private, and to some extent, governmental entities.  The level of such expenditures or investment is significantly affected by general economic conditions, and may be affected by government policies.  The performance of such companies may also be affected by a number of additional factors including: interest costs in connection with capital construction programs, input costs, leverage, costs associated with construction or development, environmental and other regulations, changes in capacity, changes in competition from other providers of capital goods, and other factors, including consumer preferences, supply and commodity costs and insurance coverage.  Such companies may also be subject to regulation by various government authorities, the imposition of special tariffs and changes in tax laws and regulatory policies and accounting standards that may change at any time.  As a result, the value of the Bear Market PLUS may be subject to greater volatility and be more affected by a single economic, political or regulatory occurrence affecting the capital goods sector or one of the sub-sectors of capital goods sector than a different investment linked to securities of a more broadly diversified group of issuers.

The Bear Market PLUS will not be listed and secondary trading may be limited
The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. currently intends to act as a market maker for the Bear Market PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.  Because it is not possible to predict whether the market for the Bear Market PLUS will be liquid or illiquid, you should be willing to hold your Bear Market PLUS to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the costs of hedging our obligations under the Bear Market PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket stocks may offset each other
Price movements in the basket stocks may not correlate with each other, even though the basket stocks are in the same general capital goods sector.  At a time when the value of one basket stock decreases, the value of any other basket stock may not decrease as much or may even increase in value.  Therefore, in calculating the basket value on the basket valuation date, decreases in the value of one basket stock may be moderated, or wholly offset, by lesser decreases or increases in the value of any other basket stock.  You can review the historical prices of each of the basket stocks for each calendar quarter in the period from January 1, 2005 through July 21, 2008 in Annex A, as well as a graph of historical basket values for the period from January 1, 2003 through July 21, 2008 in the section of this pricing supplement called “Description of Bear Market PLUS—Historical Graph.”  You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether decreases in the prices of any of the basket stocks will be offset by increases in the prices of other basket stocks, based on historical performance.  In addition, there can be no assurance that the final basket value will be less than 100 so that you will receive at maturity an amount in excess of the stated principal amount of the Bear Market PLUS.

Basket stock prices are volatile
The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the value of the basket stocks on the basket valuation date and the overall performance of the basket stocks over the term of the Bear Market PLUS.

Morgan Stanley is not affiliated with the issuers of the basket stocks
We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the Bear Market PLUS in taking any corporate actions that might affect the value of your Bear Market PLUS.  None of the money you pay for the Bear Market PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors sell the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights
Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the basket stocks.  As an investor in the Bear Market PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The Bear Market PLUS may come to be based on the value of the common stock of companies other than the issuers of the basket stocks
Following certain corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, the stock prices used to calculate your return on the Bear Market PLUS may be based on the common stock of a successor corporation to the issuer.  Following certain other corporate events relating to any basket stock, such as a merger event where holders of such basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated equally across the other, unaffected basket stocks.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Bear Market PLUS—Adjustments to the Multipliers.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Bear Market PLUS.

The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks
MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the Bear Market PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the Bear Market PLUS.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Bear Market PLUS.

As calculation agent, MS & Co. will calculate the basket percent decrease, the basket percent increase, the final basket value and determine what adjustments should be made, if any, to the multiplier for each basket stock to reflect certain corporate and other events and whether a market disruption event has occurred.  Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the multipliers, may affect the payment, if any, you will receive at maturity.  See the sections of this pricing supplement called “Description of Bear Market PLUS—Market Disruption Event” and “—Adjustments to the Multipliers.”

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Bear Market PLUS
MS & Co. and other affiliates of ours will carry out hedging activities related to the Bear Market PLUS, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks.  MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the Bear Market PLUS for initial sale to the public could potentially decrease the prices of the basket stocks and, therefore, the prices at which the basket stocks must close on the basket valuation date before you receive a payment at maturity that exceeds the principal amount of the Bear Market PLUS.  Additionally, such hedging or trading activities on the basket valuation date at maturity of the Bear Market PLUS could potentially affect the value of the basket stocks on the basket valuation date and, therefore, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain each Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Investors should note that this document does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction.  An investor who holds any position the return on which is based on or linked to the performance of any basket stock should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Bear Market PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BEAR MARKET PLUS

> Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Bear Market PLUS” refers to each $10 stated principal amount of our Bear Market PLUS due September 20, 2009, Based on the Performance of a Basket of Capital Goods Sector Stocks.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August , 2008

Original Issue Date (Settlement Date)	August , 2008

Maturity Date	September 20, 2009, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on any Basket Valuation Date.

If, due to a Market Disruption Event with respect to a Basket Stock or otherwise, the Basket Valuation Date for any Basket Stock occurs on or after September 17, 2009, the Maturity Date will be the second scheduled Trading Day following the final Basket Valuation Date for any such Basket Stock as postponed.  See “—Basket Valuation Date” below.

Issue Price	$10 per Bear Market PLUS

Stated Principal Amount	$10 per Bear Market PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	617480652

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity
At maturity, upon delivery of the Bear Market PLUS to the Trustee, we will pay with respect to the $10 stated principal amount of each Bear Market PLUS an amount in cash equal to (i) if the Final Basket Value is less than the Initial Basket Value, the lesser of (a) $10 plus the Enhanced Downside Payment and (b) the Maximum Payment at Maturity, or (ii) if the Final Basket Value is greater than or equal to the Initial Basket Value, the greater of (a) $10 minus the Upside Reduction Amount and (b) the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depositary Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 stated principal amount of each Bear Market PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Bear Market PLUS to the Trustee for delivery to DTC, as holder of the Bear Market PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Enhanced Downside Payment	$10 times the Basket Percentage Decrease times the Leverage Factor.

Leverage Factor	300%

Maximum Payment at Maturity	$12.40 to $12.60. The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Minimum Payment at Maturity	$2 per Bear Market PLUS.

Upside Reduction Amount	$10 times the Basket Percent Increase.

Basket Percentage Decrease	A fraction, the numerator of which is the Initial Basket Value minus the Final Basket Value and the denominator of which is the Initial Basket Value.

Basket Percentage Increase	A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Stocks
The Basket Stocks are the common stocks of the forty-two issuers in the capital goods sector set forth in the table below.  The table also indicates the ticker symbol for each Basket Stock, the securities exchange on which each Basket Stock is listed, the percentage of the Initial Basket Value represented by the shares of each Basket Stock contained in the Basket, the Multiplier with respect to each Basket Stock and the initial price of each Basket Stock used to calculate its Multiplier.

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock
3M Company	MMM	NYSE	2.381%		$
AGCO Corporation	AG	NYSE	2.381%		$
Aircastle Limited	AYR	NYSE	2.381%		$
Caterpillar Inc.	CAT	NYSE	2.381%		$
Cooper Industries, Ltd.	CBE	NYSE	2.381%		$
Cummins Inc.	CMI	NYSE	2.381%		$
Danaher Corporation	DHR	NYSE	2.381%		$
Deere & Company	DE	NYSE	2.381%		$
Dover Corporation	DOV	NYSE	2.381%		$
Eaton Corporation	ETN	NYSE	2.381%		$
Emerson Electric Co.	EMR	NYSE	2.381%		$
Fastenal Company	FAST	NASDAQ	2.381%		$
Flowserve Corporation	FLS	NYSE	2.381%		$
Fluor Corporation	FLR	NYSE	2.381%		$
Foster Wheeler Ltd.	FWLT	NASDAQ	2.381%		$
Gardner Denver, Inc.	GDI	NYSE	2.381%		$
GATX Corporation	GMT	NYSE	2.381%		$
General Cable Corporation	BGC	NYSE	2.381%		$
General Electric Company	GE	NYSE	2.381%		$
Ingersoll-Rand Company Limited	IR	NYSE	2.381%		$
ITT Corporation	ITT	NYSE	2.381%		$
Jacobs Engineering Group Inc.	JEC	NYSE	2.381%		$

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock
Joy Global Inc.	JOYG	NASDAQ	2.381%		$
KBR, Inc.	KBR	NYSE	2.381%		$
Masco Corporation	MAS	NYSE	2.381%		$
McDermott International, Inc.	MDR	NYSE	2.381%		$
Oshkosh Truck Corporation	OSK	NYSE	2.381%		$
Owens Corning	OC	NYSE	2.381%		$
PACCAR Inc	PCAR	NASDAQ	2.381%		$
Parker Hannifin Corporation	PH	NYSE	2.381%		$
Quanta Services, Inc.	PWR	NYSE	2.381%		$
Rockwell Automation, Inc.	ROK	NYSE	2.381%		$
The Shaw Group Inc.	SGR	NYSE	2.381%		$
SPX Corporation	SPW	NYSE	2.381%		$
Terex Corporation	TEX	NYSE	2.381%		$
Textron Inc.	TXT	NYSE	2.381%		$
Trinity Industries, Inc.	TRN	NYSE	2.381%		$
Tyco International Ltd.	TYC	NYSE	2.381%		$
United Rentals, Inc.	URI	NYSE	2.381%		$
URS Corporation	URS	NYSE	2.381%		$
WESCO International, Inc.	WCC	NYSE	2.381%		$
W.W. Grainger, Inc.	GWW	NYSE	2.381%		$

Multiplier
The Multiplier for each Basket Stock is set forth in the table under “—Basket Stocks” above and will remain constant for the term of the Bear Market PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock and for adjustments relating to the Basket.  See “—Adjustments to the Multipliers” below.  On the day we price the Bear Market PLUS for initial sale to the public, the Multiplier for each Basket Stock will be calculated so that the Basket Stocks will be equally weighted based on the price of each Basket Stock.

Initial Basket Value	100

Final Basket Value	The Basket Value on the Basket Valuation Date.

Basket Value	The Basket Value on any date equals the sum of the products of the Closing Price and the Multiplier for each Basket Stock, each determined as of such date by the Calculation Agent.

Basket Valuation Date
September 17, 2009.  If, however, the scheduled Basket Valuation Date is not a Trading Day, the Basket Valuation Date will be postponed to the next Trading Day.  In addition, if a Market Disruption Event occurs on the scheduled Basket Valuation Date with respect to any Basket Stock, the Basket Valuation Date will be postponed, only with respect to the affected Basket Stock, to the next Trading Day on which no Market Disruption Event occurs with respect to that Basket Stock.  If a Market Disruption Event occurs with respect to any Basket Stock on each of the three Trading Days following the scheduled Basket Valuation Date, then the third Trading Day following the scheduled Basket Valuation Date will be the Basket Valuation Date with respect to that Basket Stock notwithstanding such Market Disruption Event and the Closing Price for such Basket Stock shall be determined in accordance with the last paragraph under “—Closing Price” below.  If due to a Market Disruption Event or otherwise, any Basket Valuation Date occurs on or after September 17, 2009, the Maturity Date will be postponed until the second scheduled Trading Day following the final Basket Valuation Date.  See “—Maturity Date” above.

Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)    if such Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed or admitted to trading,

(ii) if such Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)   if such Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any recognized dealers, other than bids from MS & Co. or any of its affiliates, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Adjustments to the Multipliers” below.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Bear Market PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Bear Market PLUS.  Your beneficial interest in the Bear Market PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Bear Market PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-billionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Bear Market PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Bear Market PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Bear Market PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market

Disruption Event has occurred.  See “—Market Disruption Event” and “—Adjustments to the Multipliers” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Bear Market PLUS.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or combination thereof) then included in the Basket.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Bear Market PLUS shall have occurred and be continuing, the amount declared due and payable per Bear Market PLUS upon any acceleration of the Bear Market PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Basket Value on the date of acceleration were the Final Basket Value.

If the maturity of the Bear Market PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Bear Market PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Adjustments to the Multipliers	The Multiplier with respect to a Basket Stock will be adjusted as follows:

1.  If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2.  If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier for such Basket Stock will be adjusted so that the new Multiplier for such Basket Stock will equal the prior Multiplier for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Multiplier for such Basket Stock.

3.  If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Bear Market PLUS, then the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.  There will be no adjustments to the Multiplier to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”).  Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Multiplier, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks (as defined below) as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.

The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable

5.  Any of the following shall constitute a Reorganization Event:  (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Stock and/or any for any New Stock (as defined below) on the Basket Valuation Date following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a)  if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on the Basket Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)  for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to the Basket Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)  if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or

(ii)  if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Multiplier of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) will be adjusted by multiplying (A) the amount of cash received per share of the Affected Basket Stock as adjusted by the applicable Multiplier for such Affected Basket Stock on the date of such Reference Basket Event by (B) a fraction the numerator of which is the product of the Closing Price of such Unaffected Basket Stock and the Multiplier of such Unaffected Basket Stock each as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Stocks and the corresponding Multiplier of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Closing Price for such Basket Stock on the Basket Valuation Date determined by the Calculation Agent will be an amount equal to:

(x) if applicable, the Closing Price of the Basket Stock times the Multiplier then in effect for such Basket Stock; and

(y) if applicable, for a New Stock, the Closing Price of such New Stock times the New Stock Multiplier then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to, applicable, any New Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires.  The New Stock Multiplier(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available.  There will be no substitution for any such Basket Stock.

No adjustment to any Multiplier for any Basket Stock (including for this purpose, any New Stock Multiplier) will be required unless such adjustment would require a change of at least .1% in the Multiplier of such Basket Stock then in effect.  The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Adjustments to the Multipliers will be made up to and including the Basket Valuation Date.

No adjustments to the Multiplier for any Basket Stock or method of calculating the Multiplier will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Stock, any New Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Basket Value on any Basket Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the Bear Market PLUS.

Basket Stocks; Public Information	For further information on each of the Basket Stocks, please consult Annex A.

All the issuers of Basket Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below.  In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Bear Market PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the Bear Market PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Bear Market PLUS.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the Multipliers for the Basket Stocks at the time we priced the Bear Market PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Bear Market PLUS and therefore the trading prices of the Bear Market PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors sell the Basket Stocks.  As a prospective purchaser of the Bear Market PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information
For historical information on the Basket Stocks, please consult Annex A, which includes tables setting forth the published high and low Closing Prices for each Basket Stock during 2005, 2006, 2007 and 2008 through July 21, 2008. We obtained the information in the tables included in Annex A from Bloomberg

Financial Markets, and we believe such information to be accurate.

The historical prices of the Basket Stocks set forth in Annex A should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Basket Valuation Date.  The Basket Value may be greater on the Basket Valuation Date than on the Pricing Date so that you will receive less than the $10 principal amount of the Bear Market PLUS at maturity.  We cannot give you any assurance that the Basket Value will decrease so that at maturity you receive a payment in excess of the principal amount of Bear Market PLUS.  Because your return is inversely linked to the value of the Basket Stocks at maturity, there is no guaranteed return of 100% of principal.

If the Final Basket Value is greater than the Initial Basket Value, you will lose money on your investment proportionate to the increase in the Final Basket Value from the Initial Basket Value.

As an investor in the Bear Market PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Historical Graph
The following graph shows the historical daily values for a basket composed of the Basket Stocks, assuming that the Multipliers had been determined so that each Basket Stock would represent its proportionate Basket Value of 100 on January 1, 2003.  The graph covers the period from January 1, 2003 through July 21, 2008.  Because the common stocks for Aircastle Limited, KBR, Inc. and Owens Corning began trading on August 7, 2006, November 11, 2006 and September 20, 2006, respectively, following their initial public offerings, their Multipliers are set in the graph based upon their initial public offering prices, and their Basket Values for the period of (i) in the case of Aircastle Limited, January 1, 2003 through August 6, 2006, (ii) in the case of KBR, Inc., January 1, 2003 through November 10, 2006 and (iii) in the case of Owens Corning, January 1, 2003 through September 19, 2006, have been fixed at their respective initial offering prices. Because the actual Multipliers for the Basket Stocks for the Bear Market PLUS will be set on the Pricing Date, they will be different than the Multipliers used in this illustration.  As a result, the historical performance of the Basket will be different from the Basket Values represented in the graph below. In any event, the historical performance of the Basket cannot be taken as an indication of its future performance.

Historical Basket Value January 1, 2003 through July 21, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Bear Market PLUS.  The Issue Price of the Bear Market PLUS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Bear Market PLUS and the costs of hedging our obligations under the Bear Market PLUS.  The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Bear Market PLUS for initial sale to the public, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the Bear Market PLUS by taking short positions in the Basket Stocks or in options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such activity could potentially decrease the prices of the Basket Stocks, and, therefore, decrease the prices at which the Basket Stocks must close on the Basket Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Bear Market PLUS.  In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Bear Market PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying or selling any such securities or instruments on the Basket Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Bear Market PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Bear Market PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Bear Market PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per Bear Market PLUS and the agent’s commissions will be $0.125 per Bear Market PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Bear Market PLUS, the price will be $9.9625 per Bear Market PLUS and the agent’s commissions will be $0.1125 per Bear Market PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Bear Market PLUS and the price will be $9.95 per Bear Market PLUS and the agent’s commissions will be $0.10 per Bear Market PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Bear Market PLUS.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.  After the initial offering of the Bear Market PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Bear Market PLUS against payment therefor in New York, New York on August     , 2008, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Bear Market PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Bear Market PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Bear Market PLUS.  Specifically, the Agent may sell more Bear Market PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Bear Market PLUS for its own account.  The Agent must close out any naked short position by purchasing the Bear Market PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Bear Market PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Bear Market PLUS in the open market to stabilize the price of the Bear Market PLUS.  Any of these activities may raise or maintain the market price of the Bear Market PLUS above independent market levels or prevent or retard a decline in the market price of the Bear Market PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Bear Market PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Bear Market PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Bear Market PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Bear Market PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Bear Market PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Bear Market PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Bear Market PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Bear Market PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Bear Market PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Bear Market PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Bear Market PLUS to the public in Hong Kong as the Bear Market PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Bear Market PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Bear Market PLUS nor make the Bear Market PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Bear Market PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bear Market PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Bear Market PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Bear Market PLUS.

Because we may be considered a party in interest with respect to many Plans, the Bear Market PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bear Market PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bear Market PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Bear Market PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bear Market PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Bear Market PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Bear Market PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Bear Market PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Bear Market PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Bear Market PLUS.  This discussion applies only to initial investors in the Bear Market PLUS who:

• purchase the Bear Market PLUS at their “issue price”; and

• will hold the Bear Market PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• dealers in securities, commodities, or foreign currencies;

•   investors holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those who hold the Bear Market PLUS as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

• persons subject to the alternative minimum tax;

• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Bear Market PLUS is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. Investors should note that this discussion does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction. An investor who holds any position the return on which is based on or linked to the performance of any basket stock should discuss with its tax advisers the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules). As the law applicable to the U.S. federal income taxation of instruments such as the Bear Market PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.

General

Under current law, each Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Bear Market PLUS or instruments that are similar to the Bear Market PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Bear Market PLUS (including alternative characterizations of the Bear Market PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of each Bear Market PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Bear Market PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Bear Market PLUS

Assuming the characterization and treatment of the Bear Market PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Bear Market PLUS should equal the amount paid by the U.S. Holder to acquire the Bear Market PLUS.

Sale, Exchange or Settlement of the Bear Market PLUS.  Upon a sale or exchange of the Bear Market PLUS, or upon settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Bear Market PLUS sold, exchanged or settled.  Any gain or loss should be long-term capital gain or loss if the holding period of the Bear Market PLUS is more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Bear Market PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the Bear Market PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Bear Market PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Bear Market PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Bear Market PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Bear Market PLUS, other alternative federal income tax characterizations of the Bear Market PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Bear Market PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Bear Market PLUS and the proceeds from a sale or other disposition of the Bear Market PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Bear Market PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a Bear Market PLUS.  Such a holder should consult his or her tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Bear Market PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Bear Market PLUS

In general.  Assuming the characterization and treatment of the Bear Market PLUS as set forth above is respected, a Non-U.S. Holder of the Bear Market PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Bear Market PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Bear Market PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Bear Market PLUS (or a financial institution holding the Bear Market PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Bear Market PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Bear Market PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Bear Market PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Bear Market PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Annex A
Price and Historical Information Available for Basket Stocks

The historical information on the Basket Stocks contained in this Annex A to the pricing supplement includes tables setting forth the published high and low Closing Prices for each Basket Stock during 2005, 2006, 2007 and 2008 through July 21, 2008. We obtained the information in the tables included in this Annex A from Bloomberg Financial Markets, and we believe such information to be accurate.

The historical prices of the Basket Stocks set forth in this Annex A should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Basket Valuation Date.  The Basket Value may be greater on the Basket Valuation Date than on the Pricing Date so that you will receive less than the $10 principal amount of the Bear Market PLUS at maturity.  We cannot give you any assurance that the Basket Value will decrease so that at maturity you receive a payment in excess of the principal amount of Bear Market PLUS.  Because your return is linked inversely to the value of the Basket Stocks at maturity, there is no guaranteed return of 100% of principal.

If the Final Basket Value is greater than the Initial Basket Value, you will lose money on your investment.

As an investor in the Bear Market PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

3M Company is a technology company with a presence in the following businesses: industrial and transportation; health care; display and graphics;
consumer and office; safety, security and protection services; and electro and communications.  Its commission file number is 001-0325.
			AGCO Corporation is a manufacturer and distributor of agricultural equipment and related replacement parts. Its commission file number is 001-12930
3M Company	High	Low	AGCO Corporation	High	Low
(CUSIP 88579Y101)			(CUSIP 001084102)
2005			2005
First Quarter	86.80	86.80	First Quarter	21.31	18.16
Second Quarter	85.25	85.25	Second Quarter	19.54	16.57
Third Quarter	76.13	76.13	Third Quarter	21.30	18.06
Fourth Quarter	79.40	79.40	Fourth Quarter	17.91	14.74
2006			2006
First Quarter	79.11	79.11	First Quarter	20.99	16.31
Second Quarter	88.13	88.13	Second Quarter	28.53	20.66
Third Quarter	81.39	81.39	Third Quarter	26.93	22.94
Fourth Quarter	81.64	81.64	Fourth Quarter	32.93	24.61
2007			2007
First Quarter	79.56	79.56	First Quarter	39.19	29.18
Second Quarter	88.43	88.43	Second Quarter	45.12	35.96
Third Quarter	93.58	93.58	Third Quarter	50.77	38.15
Fourth Quarter	95.85	95.85	Fourth Quarter	70.78	49.22
2008			2008
First Quarter	82.71	82.71	First Quarter	70.50	54.35
Second Quarter	82.90	82.90	Second Quarter	70.51	50.70
Third Quarter (through July 21, 2008)	71.03	71.03	Third Quarter (through July 21, 2008)	54.87	46.80

Aircastle Limited acquires and leases high-utility commercial jet aircraft to passenger and cargo airlines. Its commission file number is 001-32959.			Caterpillar Inc. operates in three principal lines of business: machinery, engines, and financial products. Its commission file number is 001-00768.
Aircastle Limited	High	Low	Caterpillar Inc.	High	Low
(ISIN BMG0129K1045)			(CUSIP 149123101)
2005			2005
First Quarter	-	-	First Quarter	49.98	43.26
Second Quarter	-	-	Second Quarter	51.10	41.73
Third Quarter	-	-	Third Quarter	59.40	47.65
Fourth Quarter	-	-	Fourth Quarter	59.64	48.92
2006			2006
First Quarter	-	-	First Quarter	76.26	57.80
Second Quarter	-	-	Second Quarter	81.14	66.32
Third Quarter	29.65	23.00	Third Quarter	74.77	62.77
Fourth Quarter	32.78	28.85	Fourth Quarter	69.93	59.00
2007			2007
First Quarter	36.17	28.35	First Quarter	68.21	58.17
Second Quarter	40.58	33.40	Second Quarter	82.49	66.35
Third Quarter	40.30	28.85	Third Quarter	86.98	72.64
Fourth Quarter	33.35	23.90	Fourth Quarter	82.51	67.83
2008			2008
First Quarter	25.15	11.25	First Quarter	78.29	62.47
Second Quarter	16.30	7.79	Second Quarter	85.28	73.75
Third Quarter (through July 21, 2008)	9.93	8.50	Third Quarter (through July 21, 2008)	74.09	67.04

Cooper Industries, Ltd. manufactures, markets and sells electrical products and tools. Its commission file number is 001-31330.
Cummins Inc. designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products.  Its commission file number is 001-04949.

Cooper Industries, Ltd.	High	Low	Cummins Inc.	High	Low
(ISIN BMG241821005)			(CUSIP 231021106)
2005			2005
First Quarter	36.10	32.31	First Quarter	20.58	17.23
Second Quarter	35.61	31.26	Second Quarter	18.88	15.96
Third Quarter	34.82	31.12	Third Quarter	23.31	18.63
Fourth Quarter	37.48	33.28	Fourth Quarter	22.90	19.55
2006			2006
First Quarter	43.45	36.94	First Quarter	27.33	22.72
Second Quarter	47.75	41.13	Second Quarter	30.56	25.23
Third Quarter	46.90	40.24	Third Quarter	30.99	27.34
Fourth Quarter	46.77	42.60	Fourth Quarter	34.49	29.55
2007			2007
First Quarter	47.92	44.68	First Quarter	37.55	28.58
Second Quarter	57.45	45.37	Second Quarter	52.00	36.31
Third Quarter	58.72	47.25	Third Quarter	67.26	52.54
Fourth Quarter	57.24	47.47	Fourth Quarter	70.08	52.79
2008			2008
First Quarter	51.50	36.97	First Quarter	62.88	42.62
Second Quarter	46.63	39.50	Second Quarter	73.87	47.46
Third Quarter (through July 21, 2008)	43.44	37.11	Third Quarter (through July 21, 2008)	69.31	61.72

Danaher Corporation offers professional and technical customers various products and services for use in the performance of their work. Its commission file number is 001-08089.			Deere & Company manufactures, leases, and distributes agricultural, commercial and consumer equipment. Its commission file number is 001-04121.
Danaher Corporation	High	Low	Deere & Company	High	Low
(CUSIP 235851102)			(CUSIP 244199105)
2005			2005
First Quarter	56.23	52.85	First Quarter	36.47	32.93
Second Quarter	55.73	48.56	Second Quarter	34.06	29.85
Third Quarter	56.68	51.76	Third Quarter	36.77	30.20
Fourth Quarter	58.07	49.43	Fourth Quarter	35.29	28.58
2006			2006
First Quarter	64.53	54.30	First Quarter	39.89	34.00
Second Quarter	68.22	61.23	Second Quarter	45.67	38.65
Third Quarter	68.67	60.39	Third Quarter	42.39	34.34
Fourth Quarter	74.98	67.31	Fourth Quarter	49.07	41.80
2007			2007
First Quarter	75.78	69.88	First Quarter	57.98	45.45
Second Quarter	75.50	70.13	Second Quarter	62.15	52.24
Third Quarter	83.82	73.66	Third Quarter	74.21	58.55
Fourth Quarter	88.62	80.43	Fourth Quarter	93.12	70.76
2008			2008
First Quarter	86.91	70.13	First Quarter	94.69	76.40
Second Quarter	82.55	73.86	Second Quarter	93.35	71.38
Third Quarter (through July 21, 2008)	82.37	74.43	Third Quarter (through July 21, 2008)	73.42	64.01

Dover Corporation owns and operates manufacturing companies which provide equipment and support in the industrial products, engineered systems, fluid management and electronic technologies markets.  Its commission file number is 001-04018.
			Eaton Corporation is an industrial manufacturer of electrical and fluid power systems. Its commission file number is 001-01396.
Dover Corporation	High	Low	Eaton Corporation	High	Low
(CUSIP 260003108)			(CUSIP 278058102)
2005			2005
First Quarter	41.18	37.18	First Quarter	71.13	64.17
Second Quarter	38.69	34.70	Second Quarter	65.04	57.55
Third Quarter	41.88	36.46	Third Quarter	67.55	60.13
Fourth Quarter	41.75	38.11	Fourth Quarter	67.82	56.68
2006			2006
First Quarter	49.05	41.49	First Quarter	73.29	64.48
Second Quarter	51.58	45.01	Second Quarter	78.89	69.80
Third Quarter	49.57	45.59	Third Quarter	74.86	63.00
Fourth Quarter	51.02	47.00	Fourth Quarter	78.38	69.53
2007			2007
First Quarter	50.71	46.70	First Quarter	85.53	73.80
Second Quarter	53.36	47.71	Second Quarter	94.15	83.85
Third Quarter	54.44	47.18	Third Quarter	102.55	85.12
Fourth Quarter	51.40	44.34	Fourth Quarter	101.26	85.29
2008			2008
First Quarter	44.42	35.55	First Quarter	96.18	77.55
Second Quarter	54.18	42.34	Second Quarter	96.69	78.94
Third Quarter (through July 21, 2008)	49.49	45.88	Third Quarter (through July 21, 2008)	84.33	71.58

Emerson Electric Co. designs and delivers engineering services in global industrial, commercial and consumer markets. Its commission file number is 001-00278.			Fastenal Company sells industrial and construction supplies in a wholesale and retail fashion. Its commission file number is 000-16125.
Emerson Electric Co.	High	Low	Fastenal Company	High	Low
(CUSIP 291011104)			(CUSIP 311900104)
2005			2005
First Quarter	34.37	32.11	First Quarter	31.20	27.65
Second Quarter	34.00	30.68	Second Quarter	31.39	25.57
Third Quarter	35.94	31.17	Third Quarter	32.82	29.38
Fourth Quarter	38.70	33.97	Fourth Quarter	41.65	30.64
2006			2006
First Quarter	42.84	37.54	First Quarter	47.39	37.92
Second Quarter	43.74	39.31	Second Quarter	48.84	36.54
Third Quarter	42.03	38.08	Third Quarter	41.09	33.23
Fourth Quarter	44.52	41.11	Fourth Quarter	42.81	34.99
2007			2007
First Quarter	45.80	42.11	First Quarter	38.18	34.03
Second Quarter	49.11	41.85	Second Quarter	43.60	34.78
Third Quarter	53.37	45.42	Third Quarter	51.07	41.87
Fourth Quarter	58.32	50.50	Fourth Quarter	49.29	37.76
2008			2008
First Quarter	55.83	47.88	First Quarter	46.94	33.13
Second Quarter	58.20	48.17	Second Quarter	51.76	43.16
Third Quarter (through July 21, 2008)	50.61	48.14	Third Quarter (through July 21, 2008)	49.38	42.23

Flowserve Corporation is a manufacturer and aftermarket service provider of flow control systems. Its commission file number is 001-13179.
Fluor Corporation provides services in the oil, gas, chemical, petrochemicals, transportation, mining, metals, power, life sciences and manufacturing industries.  Its commission file number is 001-16129.

Flowserve Corporation	High	Low	Fluor Corporation	High	Low
(CUSIP 34354P105)			(CUSIP 343412102)
2005			2005
First Quarter	26.86	23.70	First Quarter	31.63	25.19
Second Quarter	30.71	25.51	Second Quarter	30.74	25.72
Third Quarter	37.44	30.33	Third Quarter	32.58	28.70
Fourth Quarter	39.56	33.14	Fourth Quarter	39.08	29.34
2006			2006
First Quarter	58.46	40.91	First Quarter	44.04	38.38
Second Quarter	60.75	48.70	Second Quarter	50.98	41.15
Third Quarter	55.54	47.84	Third Quarter	47.34	37.57
Fourth Quarter	55.28	48.52	Fourth Quarter	43.68	37.20
2007			2007
First Quarter	58.34	48.98	First Quarter	46.78	37.96
Second Quarter	72.42	58.23	Second Quarter	55.69	45.03
Third Quarter	78.14	63.53	Third Quarter	72.26	56.63
Fourth Quarter	101.00	75.39	Fourth Quarter	84.05	64.37
2008			2008
First Quarter	111.41	80.05	First Quarter	75.78	53.50
Second Quarter	138.53	104.81	Second Quarter	98.64	74.15
Third Quarter (through July 21, 2008)	141.35	114.65	Third Quarter (through July 21, 2008)	95.71	83.50

Foster Wheeler Ltd. owns, operates and designs oil processing facilities and power processing facilities. Its commission file number is 001-31305.			Gardner Denver, Inc. designs, manufactures and markets compressor and vacuum products and fluid transfer products.
Foster Wheeler Ltd.	High	Low	Gardner Denver, Inc.	High	Low
(ISIN BMG265351394)			(CUSIP 365558105)
2005			2005
First Quarter	9.50	6.35	First Quarter	21.56	17.00
Second Quarter	9.83	6.44	Second Quarter	20.73	17.52
Third Quarter	15.52	9.95	Third Quarter	22.30	16.53
Fourth Quarter	18.83	13.33	Fourth Quarter	25.72	21.44
2006			2006
First Quarter	26.00	18.14	First Quarter	32.60	24.30
Second Quarter	25.24	17.75	Second Quarter	40.25	31.35
Third Quarter	22.23	17.07	Third Quarter	38.03	31.39
Fourth Quarter	28.18	19.29	Fourth Quarter	39.25	30.18
2007			2007
First Quarter	29.79	23.60	First Quarter	39.81	32.39
Second Quarter	54.86	29.30	Second Quarter	42.95	35.39
Third Quarter	65.86	44.69	Third Quarter	45.80	35.15
Fourth Quarter	82.74	65.63	Fourth Quarter	40.85	30.55
2008			2008
First Quarter	84.59	52.32	First Quarter	38.98	28.70
Second Quarter	79.60	57.07	Second Quarter	56.80	38.05
Third Quarter (through July 21, 2008)	74.68	57.94	Third Quarter (through July 21, 2008)	55.54	48.96

GATX Corporation leases, operates and manages assets in the rail, marine and industrial equipment markets.			General Cable Corporation develops, designs, manufactures, markets, distributes, and installs copper, aluminum and fiber optic wire and cable products. Its commission file number is 001-12983.
GATX Corporation	High	Low	General Cable Corporation	High	Low
(CUSIP 361448103)			(CUSIP 369300108)
2005			2005
First Quarter	33.30	26.34	First Quarter	13.39	11.14
Second Quarter	35.25	31.62	Second Quarter	15.00	11.51
Third Quarter	41.52	34.60	Third Quarter	17.05	14.35
Fourth Quarter	39.73	35.59	Fourth Quarter	20.66	14.98
2006			2006
First Quarter	41.29	37.52	First Quarter	30.33	19.90
Second Quarter	48.15	39.41	Second Quarter	37.28	26.57
Third Quarter	42.90	35.99	Third Quarter	39.10	29.38
Fourth Quarter	47.00	40.94	Fourth Quarter	45.10	37.41
2007			2007
First Quarter	49.50	42.80	First Quarter	55.48	42.36
Second Quarter	52.25	47.85	Second Quarter	78.35	52.57
Third Quarter	50.56	41.10	Third Quarter	83.90	50.65
Fourth Quarter	45.59	34.80	Fourth Quarter	82.61	64.64
2008			2008
First Quarter	41.15	31.71	First Quarter	72.04	51.29
Second Quarter	51.50	36.60	Second Quarter	73.22	59.54
Third Quarter (through July 21, 2008)	45.72	41.33	Third Quarter (through July 21, 2008)	60.53	55.01

General Electric Company is a technology, media, and financial services corporations. Its commission file number is 001-00035.			Ingersoll-Rand Company Limited designs, manufactures, and sells industrial and commercial products. Its commission file number is 001-16831.
General Electric Company	High	Low	Ingersoll-Rand Company Limited	High	Low
(CUSIP 369604103)			(ISIN BMG4776G1015)
2005			2005
First Quarter	36.59	35.13	First Quarter	43.67	36.54
Second Quarter	37.18	34.61	Second Quarter	41.18	35.40
Third Quarter	35.63	33.14	Third Quarter	41.50	35.96
Fourth Quarter	36.20	32.68	Fourth Quarter	41.23	36.35
2006			2006
First Quarter	35.47	32.31	First Quarter	43.65	38.15
Second Quarter	35.16	32.88	Second Quarter	47.63	39.47
Third Quarter	35.48	32.11	Third Quarter	43.25	35.29
Fourth Quarter	38.15	34.71	Fourth Quarter	41.21	36.71
2007			2007
First Quarter	38.11	34.09	First Quarter	45.42	38.75
Second Quarter	39.29	34.76	Second Quarter	55.99	43.61
Third Quarter	41.77	36.90	Third Quarter	55.99	47.21
Fourth Quarter	42.12	36.25	Fourth Quarter	55.55	43.60
2008			2008
First Quarter	37.49	31.70	First Quarter	45.07	36.77
Second Quarter	38.43	26.26	Second Quarter	46.58	36.87
Third Quarter (through July 21, 2008)	28.06	26.51	Third Quarter (through July 21, 2008)	37.04	34.46

ITT Corporation designs and manufactures a range of engineered products and related services. Its commission file number is 001-05672.			Jacobs Engineering Group Inc. provides technical, professional, and construction services to industrial, commercial, and governmental clients around the world. Its commission file number is 001-07463.
ITT Corporation	High	Low	Jacobs Engineering Group Inc.	High	Low
(CUSIP 450911102)			(CUSIP 469814107)
2005			2005
First Quarter	45.78	40.24	First Quarter	28.20	22.38
Second Quarter	49.50	42.54	Second Quarter	28.13	24.01
Third Quarter	57.48	49.20	Third Quarter	33.70	28.00
Fourth Quarter	57.46	48.00	Fourth Quarter	34.46	29.65
2006			2006
First Quarter	57.96	50.70	First Quarter	44.01	34.51
Second Quarter	56.83	47.83	Second Quarter	46.46	34.44
Third Quarter	51.31	45.50	Third Quarter	43.65	34.95
Fourth Quarter	56.94	50.50	Fourth Quarter	42.40	36.24
2007			2007
First Quarter	61.98	56.65	First Quarter	47.35	38.62
Second Quarter	69.60	60.76	Second Quarter	59.52	46.71
Third Quarter	72.80	59.80	Third Quarter	77.16	58.57
Fourth Quarter	69.24	60.08	Fourth Quarter	98.70	75.45
2008			2008
First Quarter	65.37	51.67	First Quarter	101.58	69.89
Second Quarter	66.68	53.45	Second Quarter	96.45	76.56
Third Quarter (through July 21, 2008)	63.19	59.43	Third Quarter (through July 21, 2008)	83.53	71.96

Joy Global Inc. produces underground mining machinery for the extraction of coal and other bedded materials. Its commission file number is 001-09299.
KBR, Inc. is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors.  Its commission file number is 001-22146.

Joy Global Inc.	High	Low	KBR, Inc.	High	Low
(CUSIP 481165108)			(CUSIP 48242W106)
2005			2005
First Quarter	26.03	17.58	First Quarter	-	-
Second Quarter	25.03	20.59	Second Quarter	-	-
Third Quarter	33.64	22.39	Third Quarter	-	-
Fourth Quarter	41.49	28.56	Fourth Quarter	-	-
2006			2006
First Quarter	60.62	43.18	First Quarter	-	-
Second Quarter	71.68	45.72	Second Quarter	-	-
Third Quarter	53.41	32.80	Third Quarter	-	-
Fourth Quarter	49.41	36.40	Fourth Quarter	27.01	17.00
2007			2007
First Quarter	54.83	41.09	First Quarter	25.32	20.00
Second Quarter	61.30	43.27	Second Quarter	28.92	20.54
Third Quarter	64.38	42.93	Third Quarter	39.93	26.69
Fourth Quarter	67.24	49.55	Fourth Quarter	44.01	34.15
2008			2008
First Quarter	70.55	52.71	First Quarter	40.38	26.14
Second Quarter	88.18	65.63	Second Quarter	38.13	28.36
Third Quarter (through July 21, 2008)	77.54	70.30	Third Quarter (through July 21, 2008)	35.12	29.76

Masco Corporation manufactures, distributes and installs home improvement and building products. Its commission file number is 001-05794.
McDermott International, Inc. is an engineering and construction company operating in oil and gas construction and government operations and power generation systems.  Its commission file number is 001-08430.

Masco Corporation	High	Low	McDermott International, Inc.	High	Low
(CUSIP 574599106)			(CUSIP 580037109)
2005			2005
First Quarter	38.03	33.07	First Quarter	6.76	5.80
Second Quarter	34.74	29.89	Second Quarter	7.75	6.17
Third Quarter	34.65	29.51	Third Quarter	12.43	6.88
Fourth Quarter	30.77	27.37	Fourth Quarter	14.87	10.72
2006			2006
First Quarter	32.49	29.38	First Quarter	18.56	15.15
Second Quarter	33.20	27.69	Second Quarter	24.25	18.10
Third Quarter	29.76	26.00	Third Quarter	25.43	19.90
Fourth Quarter	30.23	26.94	Fourth Quarter	26.60	19.52
2007			2007
First Quarter	33.93	27.08	First Quarter	26.10	22.47
Second Quarter	30.71	26.60	Second Quarter	42.01	24.07
Third Quarter	28.69	23.00	Third Quarter	54.74	36.50
Fourth Quarter	24.66	20.94	Fourth Quarter	61.81	46.93
2008			2008
First Quarter	23.33	18.22	First Quarter	62.11	42.25
Second Quarter	20.80	15.73	Second Quarter	66.32	51.92
Third Quarter (through July 21, 2008)	16.38	13.92	Third Quarter (through July 21, 2008)	62.57	53.22

Oshkosh Truck Corporation is designer, manufacturer and marketer of specialty vehicles and vehicle bodies. Its commission file number is 001-31371.
Owens Corning is a global producer of residential and commercial building materials and glass fiber reinforcements and other similar materials for composite systems.  Its commission file number is 001-33100.

Oshkosh Truck Corporation	High	Low	Owens Corning	High	Low
(CUSIP 688239201)			(CUSIP 690742101)
2005			2005
First Quarter	41.31	30.48	First Quarter	-	-
Second Quarter	41.49	36.01	Second Quarter	-	-
Third Quarter	43.38	38.92	Third Quarter	-	-
Fourth Quarter	45.89	41.50	Fourth Quarter	-	-
2006			2006
First Quarter	62.24	44.75	First Quarter	-	-
Second Quarter	65.51	47.02	Second Quarter	-	-
Third Quarter	52.30	42.88	Third Quarter	26.25	23.50
Fourth Quarter	55.54	44.00	Fourth Quarter	31.65	25.98
2007			2007
First Quarter	56.69	47.11	First Quarter	33.11	26.95
Second Quarter	64.13	52.60	Second Quarter	36.06	30.65
Third Quarter	65.76	52.33	Third Quarter	33.51	24.47
Fourth Quarter	62.55	45.99	Fourth Quarter	26.75	19.90
2008			2008
First Quarter	46.21	35.60	First Quarter	22.70	16.76
Second Quarter	40.70	20.69	Second Quarter	28.13	18.52
Third Quarter (through July 21, 2008)	18.79	16.87	Third Quarter (through July 21, 2008)	24.02	20.01

PACCAR Inc designs, manufactures and leases heavy-duty diesel trucks. Its commission file number is 001-14817.			Parker Hannifin Corporation is a manufacturer of motion control products, including fluid power systems, electromechanical controls and related components. Its commission file number is 001-04982.
PACCAR Inc	High	Low	Parker Hannifin Corporation	High	Low
(CUSIP 693718108)			(CUSIP 701094104)
2005			2005
First Quarter	35.04	30.67	First Quarter	49.79	39.67
Second Quarter	32.32	29.08	Second Quarter	41.81	38.08
Third Quarter	33.69	29.60	Third Quarter	45.51	40.77
Fourth Quarter	32.50	28.48	Fourth Quarter	47.00	40.53
2006			2006
First Quarter	33.08	30.19	First Quarter	55.15	44.43
Second Quarter	36.61	30.97	Second Quarter	57.34	47.83
Third Quarter	38.87	34.00	Third Quarter	52.38	46.50
Fourth Quarter	45.48	37.96	Fourth Quarter	56.71	51.25
2007			2007
First Quarter	51.52	42.77	First Quarter	58.52	50.79
Second Quarter	60.44	49.08	Second Quarter	68.39	57.61
Third Quarter	65.06	49.72	Third Quarter	76.80	60.32
Fourth Quarter	58.89	46.32	Fourth Quarter	86.15	71.55
2008			2008
First Quarter	53.04	41.45	First Quarter	71.84	60.69
Second Quarter	53.39	41.83	Second Quarter	85.69	70.05
Third Quarter (through July 21, 2008)	43.98	39.86	Third Quarter (through July 21, 2008)	72.33	66.76

Quanta Services, Inc. designs, installs, repairs and maintains gas, electric, telecommunication and cable television network infrastructures. Its commission file number is 001-13831.			Rockwell Automation, Inc. is a global provider of industrial automation power, control and information solutions. Its commission file number is 001-12383.
Quanta Services, Inc.	High	Low	Rockwell Automation, Inc.	High	Low
(CUSIP 74762E102)			(CUSIP 773903109)
2005			2005
First Quarter	8.40	7.25	First Quarter	62.30	46.02
Second Quarter	9.52	7.60	Second Quarter	58.13	45.70
Third Quarter	12.95	8.85	Third Quarter	55.09	49.05
Fourth Quarter	14.54	11.02	Fourth Quarter	60.27	50.72
2006			2006
First Quarter	16.02	12.31	First Quarter	72.99	59.81
Second Quarter	18.90	14.64	Second Quarter	78.55	62.85
Third Quarter	17.97	14.66	Third Quarter	73.90	53.90
Fourth Quarter	19.83	16.43	Fourth Quarter	65.37	57.45
2007			2007
First Quarter	25.71	18.80	First Quarter	65.16	58.03
Second Quarter	31.62	25.40	Second Quarter	70.01	57.69
Third Quarter	32.29	24.16	Third Quarter	75.52	66.37
Fourth Quarter	33.00	24.20	Fourth Quarter	73.27	64.97
2008			2008
First Quarter	25.98	19.47	First Quarter	66.80	51.75
Second Quarter	33.89	23.93	Second Quarter	61.35	42.91
Third Quarter (through July 21, 2008)	33.42	29.01	Third Quarter (through July 21, 2008)	44.22	41.54

The Shaw Group Inc. is an engineering, technology, construction, fabrication, environmental and industrial services organization. Its commission file number is 001-12227.			SPX Corporation provides and services wet and dry cooling systems, thermal repair, oil, gas, and chemical systems, heat exchangers and power transformers. Its commission file number is 001-06948.
The Shaw Group Inc.	High	Low	SPX Corporation	High	Low
(CUSIP 820280105)			(CUSIP 784635104)
2005			2005
First Quarter	23.01	15.54	First Quarter	45.60	38.10
Second Quarter	22.17	17.82	Second Quarter	46.14	38.58
Third Quarter	24.86	16.19	Third Quarter	50.09	43.60
Fourth Quarter	31.35	20.46	Fourth Quarter	47.83	43.00
2006			2006
First Quarter	35.81	28.26	First Quarter	54.00	45.91
Second Quarter	33.36	23.32	Second Quarter	57.16	51.23
Third Quarter	27.31	19.73	Third Quarter	56.25	50.58
Fourth Quarter	34.09	23.65	Fourth Quarter	62.48	54.08
2007			2007
First Quarter	34.20	28.60	First Quarter	71.87	60.98
Second Quarter	46.29	29.32	Second Quarter	89.39	69.11
Third Quarter	60.69	44.65	Third Quarter	94.70	79.81
Fourth Quarter	76.61	54.00	Fourth Quarter	109.88	90.72
2008			2008
First Quarter	68.29	47.14	First Quarter	114.04	92.03
Second Quarter	66.47	48.77	Second Quarter	139.72	104.55
Third Quarter (through July 21, 2008)	64.33	53.95	Third Quarter (through July 21, 2008)	129.47	116.81

Terex Corporation is a manufacturer of capital equipment focused on delivering solutions for the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries.  Its commission file number is 001-10702.
			Textron Inc. is a multi industry company that uses its network of aircraft, industrial and finance businesses to provide customers with solutions and services. Its commission file number is 001-05480.
Terex Corporation	High	Low	Textron Inc.	High	Low
(CUSIP 880779103)			(CUSIP 883203101)
2005			2005
First Quarter	24.34	19.92	First Quarter	40.03	34.31
Second Quarter	21.73	18.16	Second Quarter	39.15	35.56
Third Quarter	25.98	19.90	Third Quarter	39.40	32.93
Fourth Quarter	31.17	24.92	Fourth Quarter	40.00	34.50
2006			2006
First Quarter	40.51	30.42	First Quarter	47.20	37.88
Second Quarter	50.91	39.47	Second Quarter	49.05	41.26
Third Quarter	50.30	38.72	Third Quarter	46.57	40.55
Fourth Quarter	66.29	46.50	Fourth Quarter	49.19	44.10
2007			2007
First Quarter	72.20	56.61	First Quarter	49.10	44.08
Second Quarter	86.14	71.84	Second Quarter	56.91	45.35
Third Quarter	94.13	69.00	Third Quarter	63.13	53.01
Fourth Quarter	90.04	56.57	Fourth Quarter	73.38	62.58
2008			2008
First Quarter	70.88	49.19	First Quarter	67.81	51.26
Second Quarter	74.80	51.33	Second Quarter	64.24	47.73
Third Quarter (through July 21, 2008)	51.83	42.66	Third Quarter (through July 21, 2008)	48.87	40.16

Trinity Industries, Inc. owns businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Its commission file number is 001-06903.			Tyco International Ltd. is a provider of electronic security, fire and safety services and products, valves and controls and other industrial products. Its commission file number is 001-13836.
Trinity Industries, Inc.	High	Low	Tyco International Ltd.	High	Low
(CUSIP 896522109)			(ISIN BMG9143X2082)
2005			2005
First Quarter	21.96	18.22	First Quarter	57.05	52.04
Second Quarter	22.55	15.49	Second Quarter	54.02	44.75
Third Quarter	27.01	21.12	Third Quarter	48.56	42.35
Fourth Quarter	29.83	23.39	Fourth Quarter	46.40	40.33
2006			2006
First Quarter	37.02	29.30	First Quarter	48.69	38.90
Second Quarter	47.49	31.41	Second Quarter	44.70	40.44
Third Quarter	39.58	30.94	Third Quarter	43.90	39.57
Fourth Quarter	39.72	31.06	Fourth Quarter	48.69	43.81
2007			2007
First Quarter	44.70	34.26	First Quarter	52.09	46.57
Second Quarter	47.94	40.04	Second Quarter	53.83	49.88
Third Quarter	46.89	33.10	Third Quarter	53.36	40.59
Fourth Quarter	40.01	24.32	Fourth Quarter	46.66	37.88
2008			2008
First Quarter	31.09	22.34	First Quarter	44.85	33.72
Second Quarter	40.85	25.05	Second Quarter	47.41	40.04
Third Quarter (through July 21, 2008)	35.40	30.97	Third Quarter (through July 21, 2008)	41.71	38.55

United Rentals, Inc. is an equipment rental company offering heavy machines and hand tools. Its commission file number is 001-14387.			URS Corporation is a provider of engineering, construction and technical services. Its commission file number is 001-07567.
United Rentals, Inc.	High	Low	URS Corporation	High	Low
(CUSIP 911363109)			(CUSIP 903236107)
2005			2005
First Quarter	21.55	16.22	First Quarter	31.53	27.21
Second Quarter	21.23	17.71	Second Quarter	37.73	28.15
Third Quarter	20.84	17.30	Third Quarter	40.39	36.45
Fourth Quarter	24.42	17.61	Fourth Quarter	43.29	37.06
2006			2006
First Quarter	34.50	23.74	First Quarter	44.75	38.26
Second Quarter	37.57	26.38	Second Quarter	48.87	37.78
Third Quarter	31.64	20.30	Third Quarter	41.99	36.79
Fourth Quarter	26.35	22.44	Fourth Quarter	44.25	38.14
2007			2007
First Quarter	29.56	24.81	First Quarter	45.98	40.83
Second Quarter	34.70	27.35	Second Quarter	50.50	42.15
Third Quarter	34.63	30.10	Third Quarter	58.25	46.06
Fourth Quarter	34.31	17.91	Fourth Quarter	62.40	51.64
2008			2008
First Quarter	20.10	15.54	First Quarter	53.93	31.95
Second Quarter	22.09	17.76	Second Quarter	48.96	34.31
Third Quarter (through July 21, 2008)	20.04	16.83	Third Quarter (through July 21, 2008)	42.40	36.89

WESCO International, Inc. is a distributor of electrical supplies and equipment and is a provider of supply procurement services. Its commission file number is 001-14989.			W.W. Grainger, Inc. provides customers with product solutions for facility maintenance and other product needs. Its commission file number is 001-05684.
WESCO International, Inc.	High	Low	W.W. Grainger, Inc.	High	Low
(CUSIP 95082P105)			(CUSIP 384802104)
2005			2005
First Quarter	36.62	27.15	First Quarter	66.02	60.02
Second Quarter	31.38	23.47	Second Quarter	62.62	52.29
Third Quarter	35.02	30.85	Third Quarter	65.76	54.25
Fourth Quarter	43.76	34.00	Fourth Quarter	71.97	61.28
2006			2006
First Quarter	68.01	43.49	First Quarter	76.00	70.54
Second Quarter	79.85	55.56	Second Quarter	79.73	69.40
Third Quarter	69.07	56.45	Third Quarter	75.96	60.62
Fourth Quarter	70.93	56.91	Fourth Quarter	74.12	66.44
2007			2007
First Quarter	69.35	57.19	First Quarter	80.37	69.34
Second Quarter	66.29	60.45	Second Quarter	93.34	76.39
Third Quarter	63.61	38.98	Third Quarter	98.45	81.77
Fourth Quarter	48.98	38.25	Fourth Quarter	94.80	84.40
2008			2008
First Quarter	43.19	32.89	First Quarter	85.51	71.60
Second Quarter	46.11	36.87	Second Quarter	92.75	79.30
Third Quarter (through July 21, 2008)	38.90	33.83	Third Quarter (through July 21, 2008)	89.52	79.80